Exhibit 99.4

To:

Apex Glory Holdings Limited (“Holder”)

2255 Tongyin Street, Kuiwen District

Weifang, Shandong Province, the PRC

From:

BaiJiaYun Limited (the “Company”)

2C, Block 2, Zhongguancun Software Park, Haidian District

Beijing, the PRC

Date: October 7, 2022

Dear Sirs

Reference is made to the lock-up agreement (the “Lock-up Agreement”) dated July 18, 2022 entered into by and between the Company and Holder, pursuant to which Holder has agreed to certain lock-up undertakings with respect to the equity securities held by it in Fuwei Films (Holdings) Co., Ltd. (“ListCo”). Any capitalized term used but not defined in this letter (this “Letter”) shall have the meaning ascribed to such term in the Lock-up Agreement.

In consideration of the mutual interests of the Company and Holder to maintain at least the minimum public float applicable to ListCo as required by Nasdaq (the “Public Float Requirement”), the Company hereby agrees that:

(i)	(x) a total number of 605,147 ListCo Ordinary Shares held by Holder (the “Exempted Securities”) shall be exempted from and (y) Holder shall be entitled to transfer up to the number of Exempted Securities without subject to, Section 1(a) of the Lock-up Agreement; and

(ii)	if immediately prior to the Closing ListCo requires to have additional unrestricted publicly held securities to satisfy the Public Float Requirement, the Company may by written notice to Holder, include additional ListCo Ordinary Shares held by Holder as Exempted Securities at its sole discretion.

For the avoidance of doubt, this Letter shall not constitute an amendment, modification or waiver of any other provisions of the Lock-up Agreement not expressly referred to herein.

Section 2 (Miscellaneous) of the Lock-up Agreement shall apply mutatis mutandis to this Letter.

(Signature Page Follows)

BaiJiaYun Limited

/s/ Gangjiang Li
Name: Gangjiang Li
Title: Director

Signature Page to Letter

Acknowledged and agreed by:

Apex Glory Holdings Limited

/s/ Miaomiao Yan
Name: Miaomiao Yan
Title: Authorized Signatory

Signature Page to Letter